As filed with the Securities and Exchange Commission on January 22, 2004
                                                     Registration No. 333-110712
________________________________________________________________________________


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ________________


                                 AMENDMENT NO. 1

                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                                ________________

                               PARKERVISION, INC.
             (Exact name of registrant as specified in its charter)

                FLORIDA                                    59-2971472
       State or Jurisdiction of                         (I.R.S. Employer
     Incorporation or Organization                   Identification Number)

                               8493 Baymeadows Way
                           Jacksonville, Florida 32256
                            Telephone (904) 737-1367
                    (Address of principal executive offices)

                            Jeffrey Parker, President
                               ParkerVision, Inc.
                               8493 Baymeadows Way
                           Jacksonville, Florida 32256
                            Telephone (904) 737-1367
 (Name, address and telephone number, including area code, of agent for service)

                                 with a copy to:

                             David Alan Miller, Esq.
                                 Graubard Miller
                                600 Third Avenue
                          New York, New York 10016-2097
                            Telephone (212) 818-8800
                            Facsimile (212) 818-8881



     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                               ___________________

     THE INFORMATION IN THIS PROSPECTUS IS INCOMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDER MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE OF THESE SECURITIES IS NOT PERMITTED.


                     SUBJECT TO COMPLETION, JANUARY 22, 2004


PROSPECTUS

                               PARKERVISION, INC.


                        2,310,714 SHARES OF COMMON STOCK


     This prospectus covers up to 2,310,714 shares of common stock of ParkerVision, Inc. that may be offered for resale for the account of the selling stockholders set forth in this prospectus under the heading "Selling Stockholders" beginning on page 10.


     The selling stockholders may sell the shares, from time to time, at prices based on the market at the time of sale. Our common stock is traded on the Nasdaq National Market System under the symbol PRKR. On January 15, 2004 the last reported sale price of our common stock was $9.06.


     We will not receive any proceeds from the sale of the shares by the selling stockholders.

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


The date of this prospectus is _________, 2004

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT PAGE OF THIS PROSPECTUS.

                                TABLE OF CONTENTS


BUSINESS SUMMARY...............................................................3
RISK FACTORS...................................................................6
USE OF PROCEEDS...............................................................10
SELLING STOCKHOLDERS..........................................................11
PLAN OF DISTRIBUTION..........................................................13
LEGAL MATTERS.................................................................14
EXPERTS.......................................................................14
WHERE YOU CAN FIND ADDITIONAL INFORMATION.....................................14


                  _____________________________________________



                                BUSINESS SUMMARY

GENERAL


     ParkerVision, Inc., referred to in this prospectus as ParkerVision, we or us, is a company engaged in two lines of business. One is the wireless division engaged in the development and marketing of Direct2DataTM or D2DTM technology, a wireless direct conversion radio frequency technology, and associated products. The other is the video products division engaged in the design, development and marketing of automated production systems and automated video camera control systems.

     We were incorporated under the laws of the State of Florida on August 22, 1989. Our executive offices are located at 8493 Baymeadows Way, Jacksonville, Florida 32256. Our telephone number is (904) 737-1367.


OPERATING HISTORY

     Since our founding, ParkerVision has operated at a loss in each fiscal year. We began offering video products in 1990 and that division currently operates at a small loss. We began offering wireless products in the third quarter 2003, but to date, that division has operated at a substantial loss each year. Revenues for our wireless division products, to date, have been inconsequential, especially when compared with our expenses of operations and the research and development costs incurred in each of our past operating periods. Through September 30, 2003, we have an accumulated deficit of $89,888,723. To date, our operations have been funded by the sale of equity securities, the most recent of which was completed in November 2003, and revenues from our video division products.

     Our financial statements as of December 31, 2002, included an explanatory paragraph in the audit opinion regarding the company's requirement to obtain additional funding in order to continue its business plan beyond 2003. During fiscal year 2003, we reduced some of our expenses and in March and November 2003 raised an aggregate of approximately $25,000,000 in additional capital from the sale of common stock. We believe that the current cash and investments of the company are sufficient to fund operations for at least the next 12 months. Therefore, the financial issues impacting the implementation of our business plan at December 31, 2002 and during the earlier part of fiscal 2003 are not currently issues. Nonetheless, we expect to continue to have significant research and development costs and marketing expenses in the near term, and we do not expect that revenues will cover all our operating expenses in fiscal year 2004. Therefore, in the future we may have to raise additional capital.

WIRELESS DIVISION

     We have developed radio frequency transceivers based on what we believe to be an entirely new electronic circuit configuration and design. We market these under the names Direct2Data or D2D. We believe our D2D technology enables the creation of practical, high performance transceivers that reduce or eliminate transmission and receiving problems when compared to fundamental circuit configurations based on solutions developed over fifty years ago.

     We believe that our D2D technology is superior in several different ways over that which is commonly used today in transceiver devices such that, once it is recognized for its capabilities, it will replace the older technologies currently in use in significant numbers and kinds of products. Current widely available transceiver products have inherent transmission and receiving limitations. When compared to the D2D technology, we believe these limitations compromise the performance of the transceivers, use more power to drive them, are more expensive to manufacture and must be larger (heavier) in overall size to function at levels similar to products using the D2D technology. Our D2D technology has addressed these limitations, and we believe result in a technology that will reduce or eliminate these issues. Wireless products that employ the D2D technology, when compared to other products, have the ability to function at farther distances, with increased connection reliability, may be manufactured less expensively and use less power to drive them.

     Although we believe our technology is applicable to all wireless markets, we are initially targeting wireless local area networking applications.

     In September 2003, we introduced the first D2D-based product, which is a wireless local area network card marketed under the trade name Horizons(TM). In December 2003, we added a wireless four-port router and a wireless universal serial bus adaptor to our product line. We launched a website to promote and directly sell our wireless local area networking consumer products. Additionally, we entered into a sales and marketing agreement with an Internet based retailer and are exploring additional channels of distribution. We also are currently marketing our designs and semiconductor products to product manufacturers for integration into their products. As our products and capacities permit, we plan to develop other commercialization strategies. These commercialization efforts are likely to include strategic relationships with other companies for development, marketing and/or distribution.

     We will continue our development efforts on the D2D technology and devote substantial amounts of our human and financial resources to these endeavors. Our research efforts in the future currently are planned to focus on the development of products complimentary to our existing products and application specific products directed to improving presence and market share, and the continued enhancement of our current technology.

VIDEO DIVISION


     The video division engages in the design, development and marketing of automated live television production systems, marketed under the tradename
PVTV(TM), and automated video camera control systems, marketed under the tradename CameraMan(R). ParkerVision also provides training, support and other services related to these products.

     PVTV systems are targeted primarily at, and sold directly to broadcasters in the US and Canada and are designed specifically to meet the needs of studio production markets. The PVTV product line combines a professional, broadcast television quality video production system that integrates video, audio, teleprompter, machine control such as video tape replays, audio and video servers, character generators and still stores as well as camera control functions into an intelligent one or two-operator station. PVTV systems also typically incorporate two or more of the ParkerVision three chip camera systems. The system is designed to allow organizations to economize resources by maximizing their production capabilities. A single operator can control, in parallel, the production functions that require as many as four to twelve individuals to operate using traditionally available broadcast equipment.

     While we have focused almost all of our sales and marketing efforts on PVTV NEWS(TM) systems for the US and Canada broadcast markets, we believe there are many other attractive vertical markets to penetrate, including education, corporate, government and religious markets. Our sales of these products is through our sales staff.

     The CameraMan systems were initially developed to allow the creation of professional-quality video communication by non-professional video users. We market the CameraMan systems to certain educational and videoconferencing segments of the commercial market that utilize audiovisual solutions for various communicating, training, presenting, and educating needs. The CameraMan products are offered in a variety of application-specific packages designed for these markets. These packages now include only three-chip imaging cameras. We also offer a higher quality digital three-chip CameraMan system targeted toward the broadcast and professional video user. Distribution of this product line, for the most part, is through third-parties.

     ParkerVision also offers experienced professional services that complement the PVTV system purchase. ParkerVision utilizes in-house trainers, project managers and support staff to guide the broadcaster through the transition from a traditionally manual production environment to an automated control room system as well as provide extended support services after the transition is completed. Managing the transition to automation in a broadcast environment requires extensive planning and training. Training includes a basic PVTV system overview, advanced functionality and workflow processes, shadowing existing newscasts to simulate the process, talent rehearsals and finally recovery training so that PVTV operators are properly prepared for the transition.

     Our development efforts continued to focus on enhancements to the PVTV product line, including a scalable system platform and add-on modules which enhance or add features and functionality.

PATENTS


     We have approximately 46 issued patents and 132 patent applications filed in the United States and in foreign jurisdictions. We believe the number and scope of these patents are an important asset of ParkerVision and gives it a significant competitive advantage.

                                  RISK FACTORS


     The shares of common stock being offered hereby are speculative and should not be purchased by anyone who cannot afford a loss of their entire investment. Before making an investment in ParkerVision, you should carefully consider the risks described below.

PARKERVISION HAS A HISTORY OF LOSSES. CONTINUED OPERATING LOSSES, WITHOUT SUFFICIENT OFFSETTING CAPITAL, WILL IMPAIR OUR ABILITY TO IMPLEMENT OUR BUSINESS PLAN AND CONTINUE IN OPERATIONS.

     ParkerVision has had losses in each year since its inception in 1989. For the fiscal years 2001 and 2002 and for the nine months ended September 30, 2003, our losses were approximately $16,600,000, $17,300,000 and $16,200,000, respectively. We had an accumulated deficit of $89,888,723 at September 30, 2003. In our financial statements at December 31, 2002 and during 2003, we indicated that the long-term financial condition of the company was dependent on either generating revenues to off-set our operating expenses or raising additional capital. Our recent operating losses have resulted from declining revenues of our video products and insufficient sales of our wireless products and technology. We also have continued our expenditures on research and development of both video and wireless products and pursing patent protection for our intellectual property. If we are not able to generate sufficient revenues, and we have insufficient capital resources, we will not be able to implement our business plan and investors will suffer a loss in their investment.

PARKERVISION MAY REQUIRE ADDITIONAL CAPITAL TO FUND ITS OPERATIONS BECAUSE OF EXPECTED CONTINUED OPERATING LOSSES. PARKERVISION MAY NOT BE ABLE TO RAISE CAPITAL OR RAISE CAPITAL AT ACCEPTABLE COSTS IN WHICH EVENT, WE WILL NOT BE ABLE TO IMPLEMENT OUR BUSINESS PLAN.

     Because ParkerVision has had net losses and, to date, has not generated positive cash flow from operations, it has funded its operating losses from the sale of equity securities from time to time. The most recent sales were of common stock sold in two private placements in March 2003 and November 2003 in which it raised an aggregate of approximately $25,000,000. ParkerVision anticipates that its business plan will continue to require significant expenditures for research and development, patent protection, manufacturing, marketing and general operations. ParkerVision's current capital resources are expected to sustain operations for at least the next 12 months. Therefore, unless we increase revenues to a level that they cover operating expenses or reduce costs, we may require additional capital in the future to fund these expenses. Financing, if any, may be in the form of loans or additional sales of equity securities. A loan or the sale of preferred stock may result in the imposition of operational limitations and other covenants and payment obligations, any of which may be burdensome to ParkerVision. The sale of equity securities will result in dilution to the current stockholders' ownership. ParkerVision does not have any plans or arrangements for additional financing at this time.

MICROELECTRONIC HARDWARE AND SOFTWARE IS SUBJECT TO RAPID TECHNOLOGICAL CHANGES THAT REQUIRE PARKERVISION TO DEVELOP AND MARKET ENHANCEMENTS TO CURRENT PRODUCTS AND DEVELOP NEW PRODUCTS. IF PARKERVISION IS UNABLE TO KEEP ABREAST OR SURPASS DEVELOPMENTS IN ITS INDUSTRY, IT WILL LOSE COMPETITIVE ADVANTAGE AND MARKET OPPORTUNITY.

     Because of the rapid technological development that regularly occurs in the microelectronics industry, ParkerVision must continually devote substantial resources to developing and improving its technology and introducing new product offerings and creating new products. For example, in fiscal year 2002 and for the nine months ended September 30, 2003, we spent approximately $13,900,000 and $11,600,000, respectively, on research and development, and in the coming year we expect to spend a similar amount. These efforts and expenditures are necessary to establish and increase market share and grow revenues. If another company offers better products or ParkerVision development lags, a competitive position or market window opportunity may be lost, and therefore the revenues or the potential of revenues of ParkerVision may be adversely affected.

PARKERVISION'S TECHNOLOGY MAY NOT RESULT IN PRODUCTS THAT ARE COMMERCIALLY ACCEPTED. IF THAT HAPPENS, THE INVESTMENT BY PARKERVISION WILL BE LOST, AND PARKERVISION'S FUTURE BUSINESS CONTINUATION WILL BE IMPAIRED.

     There can be no assurance that the company's results of the research and development will produce commercially viable technologies and products. If new technologies and products are not commercially accepted, the funds expended will not be recoverable, and ParkerVision's competitive and financial position will be adversely affected. In addition, perception of ParkerVision's business prospects will be impaired with an adverse impact on its ability to do business and to attract capital and employees.

PARKERVISION NEEDS TO ACHIEVE MARKET ACCEPTANCE OF ITS D2D TECHNOLOGY. IF THE MARKET REJECTS OUR TECHNOLOGY OUR INVESTMENT IN IT WILL BE LOST AND PARKERVISION WILL BE ADVERSELY IMPACTED FROM A FINANCIAL AND BUSINESS PROSPECT POINT OF VIEW.

     The ParkerVision wireless technology represents what we believe to be a significant change in the circuit design of wireless radio-frequency communications. To achieve market acceptance, we will need to demonstrate the benefits of its technology over more traditional solutions through the development of marketable products and aggressive marketing. In many respects, because the D2D technology is a radically different approach in its industry, it is very difficult for ParkerVision to predict the final economic benefits to users of the technology and the financial rewards that ParkerVision might expect. If the D2D technology is not established in the market place as an improvement over current, traditional solutions in wireless communications, our business prospects and financial condition will be adversely affected.


IF PARKERVISION'S PATENTS DO NOT PROVIDE THE ANTICIPATED MARKET PROTECTIONS, ITS COMPETITIVE POSITION WILL BE ADVERSELY AFFECTED.


     ParkerVision has been awarded 46 patents and has approximately 132 patent applications pending relating to its microelectronic technologies. ParkerVision relies on these to provide competitive advantage and protect it from theft of its intellectual property. ParkerVision believes that many of these patents are for entirely new technologies. If the patents are not issued or issued patents are later shown not to be as broad as currently believed or otherwise challenged such that some or all of the protection is lost, ParkerVision will suffer adverse effects from the loss of competitive advantage and its ability to offer unique products and technologies. Concomitantly, there would be an adverse impact on its financial condition and business prospects.

PARKERVISION WIRELESS COMMUNICATIONS USE RADIO FREQUENCY TECHNOLOGY SUBJECT TO REGULATION BY THE FEDERAL COMMUNICATIONS COMMISSION. WE MUST COMPLY WITH THESE REGULATIONS IN ORDER TO MARKET OUR PRODUCTS. WITHOUT COMPLIANCE WE WILL NOT BE ABLE TO MARKET OUR PRODUCTS WITH A RESULTING LOSS OF BUSINESS AND PROSPECTS.

     ParkerVision must obtain approvals from the United States Federal Communications Commission for the regulatory compliance of its products in the United States. ParkerVision also may have to obtain approvals from equivalent foreign government agencies where its products are sold internationally. Currently, ParkerVision has obtained all required approvals. Generally the approval process is routine and takes one to two months without substantial expense. In the event, however, that approval is not obtained, or there is a change in current regulation that impacts issued approvals or the approval process, there may be an impact on the ability of ParkerVision to market its products and on the business prospects of ParkerVision.

IF THE PVTV AND CAMERA SYSTEM PRODUCTS CANNOT COMPETE WITH OTHER PRODUCTS IN THE MARKET PLACE, THERE WILL BE REDUCED SALES AND REVENUES AND A LOSS OF PRIOR RESEARCH AND MARKETING INVESTMENT BY THE COMPANY.

     The broadcast studio production industry is highly competitive. There are many other companies that offer products that singly or in combination can compete directly or indirectly with those of ParkerVision. The principal competitors include Chryon Corporation, Harris Corporation, Pinnacle Systems, Leitch Technology Corporation, Seachange Corporation, Sony Corporation, and Thompson/Grass Valley, among others. Each of these companies are well established, have substantially greater financial and other resources and have established reputations or success in the development, sale and service of products. They also have significant advertising budgets that permit them to implement extensive advertising and promotional campaigns in response to competitors. If these or other companies improve or change their products or launch significant marketing efforts in the market segments in which
ParkerVision operates, ParkerVision may lose market share and revenue opportunities.

PARKERVISION EXPECTS COMPETITION IN CONNECTION WITH ITS DIRECT2DATA TECHNOLOGY. IF PARKERVISION CANNOT DEMONSTRATE THAT ITS D2D PRODUCTS CAN COMPETE IN THE MARKETPLACE, THEN WE WILL NOT BE ABLE TO GENERATE THE SALES WE NEED TO CONTINUE OUR BUSINESS.

     In respect of the current product offerings, ParkerVision now faces competition from other chip suppliers such as Philips, Texas Instruments, Analog Devices and Broadcom, and also in finished products suppliers such as Netgear, Cisco, Proxim and D.Link. In respect of future product offerings, it is likely that ParkerVision will face competition from entities such as Qualcom, Nokia, Panasonic, Sony and Samsung. This technology may also face competition from other emerging approaches or new technological advances which are under development and have not yet emerged.

PARKERVISION OBTAINS CRITICAL COMPONENTS FOR ITS PRODUCTS FROM VARIOUS SUPPLIERS, SOME OF WHICH ARE SINGLE SOURCES, WHICH PUTS PARKERVISION AT RISK IF THEY DO NOT FULFILL THE PARKERVISION REQUIREMENTS OR THEY INCREASE PRICES THAT CANNOT BE PASSED ON.

     Both the video and wireless divisions of ParkerVision obtain critical components from various suppliers, including Leitch Incorporated, Snell &
Wilcox, Zydas, Texas Instruments, Panasonic and Television Equipment Association. Some of these are single sources. Because ParkerVision depends on outside sources for supplies of various parts of its products, ParkerVision is at risk that it may not obtain these components on a timely basis or may not obtain them at all due to lack of capacity, parts shortages in the overall marketplace and other disruptions at these sources, among other things. To date, ParkerVision has not experienced any significant problems with sources of components that have affected its ability to fulfill its obligations in a timely fashion. In addition, ParkerVision has neither ended or had terminated any supply arrangements of critical components where an alternative has not been readily available. Notwithstanding its past history of supplies and maintaining inventory of some components, if ParkerVision is unable to obtain its components from the current sources, its business would be disrupted, and it would have to expend some of its resources to modify its products or find new suppliers and work with them to develop appropriate components. Although ParkerVision has been able to pass on price increases encountered to date, ParkerVision is at risk for increases in prices imposed by sources over which ParkerVision has no control. Any inability of ParkerVision to obtain components or absorb price increases may have an adverse effect on its own ability to fulfill orders and on its financial condition.

PARKERVISION IS DEPENDENT ON ACCEPTANCE OF ITS PVTV PRODUCTS AND THE QUALITY OF THEIR PERFORMANCE WHILE IN USE. IF PVTV PRODUCTS ARE NOT SUCCESSFULLY SOLD OR EXHIBIT OPERATIONAL PROBLEMS, PARKERVISION'S REVENUES WILL BE SIGNIFICANTLY AFFECTED.

     The PVTV products of ParkerVision were introduced in 1998 and generated revenues of approximately $10,700,000 for the twelve months ended December 31, 2002 and $4,600,000 for the nine months ended September 30, 2003. ParkerVision also receives substantial revenues through support contracts on its PVTV products. If the company is unable to sell the PVTV products to broadcasters that seek a new way of operating or once in place the products do not meet the requirements of customers, ParkerVision will lose product acceptance and market share. The loss of its current customers and markets would diminish future marketing opportunities and presence in the broadcast market segment in which it seeks to be a presence and adversely affect current and future revenues.

PARKERVISION BELIEVES THAT IT WILL RELY, IN LARGE PART, ON KEY BUSINESS RELATIONSHIPS FOR THE SUCCESSFUL COMMERCIALIZATION OF ITS D2D TECHNOLOGY, WHICH IF NOT DEVELOPED OR MAINTAINED, WILL HAVE AN ADVERSE IMPACT ON ACHIEVING MARKET AWARENESS AND ACCEPTANCE AND LOSS OF BUSINESS OPPORTUNITY.

     To achieve a wide market awareness and acceptance of its D2D technology, as part of its business strategy, ParkerVision will attempt to enter into a variety of business relationships with other companies which will incorporate the D2D technology into their products and/or market products based on D2D technology through retail or direct marketing channels. From time to time, the company has had discussions for OEM and other types of supply arrangements of its wireless technology and products, but to date, no supply and similar agreements have been concluded. This commercialization avenue is in addition to the direct marketing that we are engaged in through its Direct2Data.com website. ParkerVision's successful commercialization of the D2D technology will depend in part on its ability to meet its obligations under contracts in respect of its D2D technology and related development requirements and the other parties using the D2D technology as agreed. The failure of the business relationships will limit the commercialization of the ParkerVision D2D technology which will have an adverse impact on the business development of ParkerVision and its ability to generate revenues and recover development expenses.

PARKERVISION   HAS  LIMITED   EXPERIENCE  IN  THE  COMMERCIAL   DESIGN  AND  THE
OUT-SOURCING OF THE MANUFACTURE OF ELECTRONIC CHIPS THAT MAY RESULT IN PRODUCTION INADEQUACIES, DELAYS AND REJECTION.

     ParkerVision has established foundry relationships with semiconductor companies to manufacture the electronic chips that employ its proprietary designs to supply its production needs and those of other potential end users. To date, ParkerVision has entered into one foundry agreement, and purchases its needs on a purchase order basis. ParkerVision has limited experience in the commercial design and the manufacture of these kinds of electronic chips. If there are design flaws or manufacturing errors resulting from our inexperience, there may be resulting delays or loss of customer acceptance of the electronic chips. Either of these may be a breach of our agreements to supply chips or may cause a loss of customer willingness to use ParkerVision products. These may result in loss of commercialization opportunities as well as revenues and cause additional, unanticipated expenses with adverse financial effect.


PARKERVISION MAY ENCOUNTER MANUFACTURING DIFFICULTIES OR DELAYS IN CONNECTION WITH SOME OF ITS PRODUCTS WHICH MAY HAVE AN ADVERSE EFFECT ON ITS SALES AND REVENUES.

     ParkerVision manufactures some of its products and in the future expects to add additional products to its manufacturing capabilities. From time to time it has experienced delays in starting production and maintaining production amounts at the quality levels necessary for its products. Similar issues may also arise with independent manufacturers that ParkerVision may employ from time to time. In the event any of these issues becomes a long term or permanent problem, sales would be adversely affected and revenues and market acceptance adversely impacted.


PARKERVISION IS HIGHLY DEPENDENT ON MR. JEFFERY PARKER AS ITS CHIEF EXECUTIVE OFFICER WHOSE SERVICES, IF LOST, WOULD HAVE AN ADVERSE IMPACT ON THE LEADERSHIP OF PARKERVISION AND INDUSTRY AND INVESTOR PERCEPTION ABOUT PARKERVISION'S FUTURE.

     Because of Mr. Parker's position in the company and the respect he has garnered in the industries in which ParkerVision operates and from the investment community, the loss of the services of Mr. Parker might be seen as an impediment to the execution of the ParkerVision business plan. If Mr. Parker were no longer available to the company, investors may experience an adverse impact on their investment. Mr. Parker has an employment contract that expires in September 2005. ParkerVision maintains key-employee life insurance for its benefit on Mr. Parker.

PARKERVISION IS DEPENDENT ON HIRING HIGHLY SKILLED EMPLOYEES FOR ITS RESEARCH AND DEVELOPMENT FUNCTIONS, PRODUCT DEVELOPMENT AND SALES AND SERVICING. IF PARKERVISION IS UNABLE TO ATTRACT THE KINDS OF EMPLOYEES IT NEEDS, IT WILL NOT BE ABLE TO EXECUTE ITS RESEARCH AND DEVELOPMENT PLANS OR PROVIDE THE HIGHLY TECHNICAL SERVICES THAT ITS PRODUCTS REQUIRE.

     The business of ParkerVision is very specialized in the areas of automated broadcast and production systems and video camera control systems and wireless direct conversion technology. Because these areas of business are extremely specialized, ParkerVision is dependent on having skilled and specialized employees to conduct its research and development activities, manufacturing, marketing and support. The inability to obtain these kinds of persons will have an adverse impact on its business development because persons will not obtain the information or services expected in the markets and may prevent ParkerVision successfully implementing its current business plans.


THE OUTSTANDING OPTIONS AND WARRANTS MAY AFFECT THE MARKET PRICE AND LIQUIDITY OF THE COMMON STOCK.


     At December 31, 2003, ParkerVision had 17,959,504 shares of common stock outstanding and had issued options and warrants to purchase 7,565,727 shares of common stock. There are 5,620,819 options and warrants currently exercisable, and on each of December 31, 2004 and 2005, there will be 5,944,697 and 6,309,448, respectively, of the currently outstanding options and warrants exercisable. All of the underlying common stock of these securities is or will be registered for sale by ParkerVision to the holder or for public resale by the holder. The amount of common stock available for the sales may have an adverse impact on ParkerVision's ability to raise capital and may affect the price and liquidity of the common stock in the public market. In addition, the issuance of these shares of common stock will have a dilutive effect on the current stockholders' ownership of ParkerVision.


PROVISIONS IN THE CERTIFICATE OF THE INCORPORATION AND BY-LAWS COULD HAVE EFFECTS THAT CONFLICT WITH THE INTEREST OF STOCKHOLDERS.

     Some provisions in the certificate of incorporation and by-laws of ParkerVision could make it more difficult for a third party to acquire control. For example, the board of directors has the ability to issue preferred stock without stockholder approval, and there are pre-notification provisions for director nominations and submissions of proposals from stockholders to a vote by all the stockholders under the by-laws. Florida law also has anti-takeover provisions in its corporate statute.

                                 USE OF PROCEEDS

     All the shares being offered by this prospectus are for the account of the selling stockholders. ParkerVision will not receive any of the proceeds from the sale of the shares by the selling stockholders.

                              SELLING STOCKHOLDERS


     The following table provides certain information about the selling stockholders' beneficial ownership of our common stock at January 15, 2004. It is also adjusted to give effect to the sale of all of the shares offered by them under this prospectus. Unless otherwise indicated, the selling stockholder possesses sole voting and investment power with respect to the securities shown.

                                                                                                AFTER OFFERING
                                                                                          --------------------------
                                    NUMBER OF SHARES                                        NUMBER OF
                                      BENEFICIALLY                        NUMBER OF           SHARES
                                     OWNED PRIOR TO     PERCENTAGE          SHARES         BENEFICIALLY       % OF
NAME                                    OFFERING         OF CLASS         TO BE SOLD           OWNED          CLASS
----                                    --------         --------         ----------           -----          -----
Wellington Trust Company,
   National Association Multiple
   Common Trust Funds Trust,
   Emerging Companies Portfolio         140,000              *             140,000              -0-             *

Wellington Trust Company,
   National Association Multiple
   Collective Investment Funds
   Trust, Emerging Companies
   Portfolio                            120,000              *             120,000              -0-             *

Wellington Management Portfolios
   (Dublin) - Global Smaller
   Companies Equity Portfolio             4,500              *               4,500              -0-             *

BayStar Capital II, LP                  454,714            2.5%            454,714              -0-             *

SEI Institutional Investments
   Trust, Small Cap Fund                 91,000              *              91,000              -0-             *

SEI Institutional Managed Trust,
   Small Cap Growth Fund                112,500              *             112,500              -0-             *

Seligman Global Fund Series,
   Inc., Seligman Global Smaller
   Companies Fund                        63,000              *              63,000              -0-             *

Seligman Portfolios, Inc.,
   Seligman Global Smaller
   Companies Portfolio                    2,000              *               2,000              -0-             *

Government of Singapore
   Investment Company Pte, Ltd          370,000            2.1%            370,000              -0-             *

JB Were Global Small Companies
   Pooled Fund                           75,000              *              75,000              -0-             *

Talvest Global Small Cap Fund            22,000              *              22,000              -0-             *

                                      -11-

                                                                                                AFTER OFFERING
                                                                                          --------------------------
                                    NUMBER OF SHARES                                        NUMBER OF
                                      BENEFICIALLY                        NUMBER OF           SHARES
                                     OWNED PRIOR TO     PERCENTAGE          SHARES         BENEFICIALLY       % OF
NAME                                    OFFERING         OF CLASS         TO BE SOLD           OWNED          CLASS
----                                    --------         --------         ----------           -----          -----
TELUS Corporation Foreign Equity
   Active Plan                            9,500              *               9,500              -0-             *

New Zealand Funds Management
   Limited                               17,000              *              17,000              -0-             *

British Columbia Investment
   Management Corporation                43,000              *              43,000              -0-             *

Telstra Super Pty Ltd.                   22,000              *              22,000              -0-             *

Oregon Investment Council               242,000            1.3%            242,000              -0-             *

The Dow Chemical Employees'
   Retirement Plan                       85,000              *              85,000              -0-             *

The Retirement Program Plan for
   Employees of Union Carbide
   Corporation                           72,000              *              72,000              -0-             *

Howard Hughes Medical Institute          87,000              *              87,000              -0-             *

The Robert Wood Johnson
   Foundation                            95,000              *              95,000              -0-             *

New York State Nurses
   Association Pension Plan              52,000              *              52,000              -0-             *

Ohio Carpenters' Pension Fund            30,000              *              30,000              -0-             *

Laborers' District Council and
   Contractors' of Ohio Pension
   Fund                                  24,000              *              24,000              -0-             *

Australian Retirement Fund               25,000              *              25,000              -0-             *

Emergency Services
   Superannuation Board                  18,000              *              18,000              -0-             *

Retail Employees Superannuation
   Trust                                 27,000              *              27,000              -0-             *

BC Telecom Pension Plan for
   Management and Exempt
   Employees                              4,500              *               4,500              -0-             *

David Cumming                             3,000              *               3,000            53,400            *


________________________
* Less than 1.0%.

     On November 14, 2003, ParkerVision consummated the sale of an aggregate of 2,310,714 shares of common stock in a private placement to a limited number of institutional and other investors in a private placement pursuant to offering exemptions under the Securities Act of 1933. The gross proceeds of the offering were $20,218,747.50. ParkerVision engaged Wells Fargo Securities LLC as placement agent pursuant to an agreement dated October 23, 2003, under which it paid an aggregate of $1,243,124 in fees and expenses in connection with the offering.

     ParkerVision agreed to register the shares of common stock for resale by the investors in the private placement. The registration provisions provide that if the registration statement is not declared effective by February 14, 2004, or the registration statement is suspended after it is declared effective, any selling stockholder who owns shares of common stock purchased in the private placement will be entitled to liquidated damages of 1% of the purchase price, per month, on a pro rata daily basis, until the registration statement is declared effective or available for use after a suspension. The maximum penalty is limited to 10% of the purchase price. ParkerVision and the selling shareholders, severally, have agreed to indemnify each other in certain circumstances in connection with the registration statement.

                              PLAN OF DISTRIBUTION

     The sale or distribution of the common stock may be made directly to purchasers by the selling stockholders or by any donee, or permitted transferee as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more public or private transactions, including:

     o    block trades;
     o    on any exchange, Nasdaq or in the over-the-counter market;
     o in transactions otherwise than on an exchange, Nasdaq or in the over-the-counter market;
     o    through  the  writing of put or call  options  relating  to the common stock;
     o    the short sales of the common stock;
     o    through the lending of such common stock;
     o    by way of gift, settlement or contribution to capital;
     o    through  the   distribution   of  the  common  stock  by  any  selling
          stockholder to its partners, members or shareholders; or
     o    through a combination of any of the above.

     Any of these transactions may be effected:

     o    at market prices prevailing at the time of sale;
     o    at prices related to such prevailing market prices;
     o    at varying prices determined at the time of sale; or
     o    at negotiated or fixed prices.

     If any of the selling stockholder effects transactions to or through underwriters, brokers, dealers or agents, these underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or purchasers. These discounts may be in excess of those customary for the types of transactions involved.

     The selling stockholders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters. Any profit on the sale of common stock by them and any discounts, concessions or commissions received by any of the underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

     Under the securities laws of some states, the common stock may be sold in these states only through registered or licensed brokers or dealers. In addition, in some states, the common stock may not be sold unless the common stock has been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

     The selling stockholders may also resell all or a portion of the common stock in open market transactions in reliance upon Rule 144 under the Securities Act. In these cases, they must meet the criteria and conform to the requirements of that rule.

     We will pay all of the costs, expenses and fees incident to the registration of the common stock. The selling stockholders will pay the costs, expenses and fees incident to the offer and sale of the common stock to the public, including commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act. We will not receive any of the proceeds from the sale of any of the securities by the selling stockholders.

                                  LEGAL MATTERS

     The legality of the common stock offered by this prospectus has been passed upon by Graubard Miller.

                                     EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002, have been so incorporated in reliance on the report (which contains an emphasis-of-a-matter explanatory paragraph relating to the Company's significant losses and negative cash flows and management's plans to continue the business as described in Notes 2 and 19 to the financial statements) of PricewaterhouseCoopers LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

     The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference our documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until all of the securities are sold.

     o Annual Report on Form 10-K for the fiscal year ended December 31, 2002;
     o Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2003, June 30, 2003 and September 30, 2003;
     o    Current Report on Form 8-K dated September 4, 2003;
     o Proxy Statement dated May 1, 2003, as amended, to be used in connection with the annual meeting of shareholders on June 26, 2003; and

     o Form 8-A declared effective on November 30, 1993, registering our common stock, under Section 12(g) of the Securities Exchange Act of 1934, as amended.

     Potential investors may obtain a copy of any of our SEC filings, excluding exhibits, without charge by written or oral request directed to ParkerVision, Inc., Attention: Investor Relations, 8493 Baymeadows Way, Jacksonville, Florida 32256.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The  estimated   expenses   payable  by  us  in  connection   with  the
distribution of the securities being registered are as follows:

SEC Registration and Filing Fee................................  $    1,615.13
Legal Fees and Expenses........................................      15,000.00
Accounting Fees and Expenses...................................       6,000.00
Printing  .....................................................         500.00
Miscellaneous..................................................       1,884.87
                                                                 -------------
          TOTAL................................................  $   25,000.00

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The laws of the Florida permit the indemnification of directors, employees, officers and agents of Florida corporations. Our articles of incorporation and bylaws provide that we shall indemnify to the fullest extent permitted by Florida law any person whom we indemnify under that law.

     The provisions of Florida law that authorize indemnification do not eliminate the duty of care of a director. In appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director has reasonable cause to believe that his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for our best interests in a proceeding by or in our right to procure a judgment in its favor or in a proceeding by or in the right of a stockholder. The statute does not affect a director's responsibilities under any other law, such as the federal securities laws.

     We have entered into indemnification and reimbursement agreements with each of our directors.

     The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he or she reasonably believed to be in or not contrary to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     We have directors and officers insurance which includes insurance for claims against these persons brought under securities laws.

     To the extent that we indemnify  our  management  for  liabilities  arising
under   securities   laws,   we  have  been   informed  by  the  SEC  that  this
indemnification is against public policy and is therefore unenforceable.

ITEM 16.  EXHIBITS

                                                                 Incorporated by
   Exhibit                                                        Reference from      No. in
   Number                        Description                         Document        Document        Filing Status
   ------                        -----------                         --------        --------        -------------


     5.1       Opinion of Graubard Miller                              --               --                 *
    10.1       Form of Stock Purchase Agreement with each of           --               --                 *
               the investors in the November 2003 private
               placement who are the Selling Stockholders
    10.2       Schedule of November 2003 Investors                     --               --                 *
    23.1       Consent of PricewaterhouseCoopers LLP                   --               --          Filed herewith
    23.2       Consent of Graubard Miller (included in Exhibit         --               --                 *
               5.1)
    24.1       Power of Attorney (included on signature page           --               --                 *
               of this Registration Statement)


___________________________


*    Previously filed (original Registration Statement No. 333-110712)


ITEM 17. UNDERTAKINGS

     (a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to its registration statement (File Number:
333-110712) to be signed on its behalf by the undersigned, hereunto duly authorized, in Jacksonville, Florida on January 20, 2004.


                                        PARKERVISION, INC
                                        (Registrant)

                                        By: /s/ Jeffrey L. Parker
                                            ---------------------
                                        Name:   Jeffrey L. Parker
                                        Title:  Chairman of the Board and
                                                Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey L. Parker, Todd Parker and David F. Sorrells, and each of them, with full power to act without the other, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, any and all amendments thereto (including post-effective amendments), any subsequent Registration Statements pursuant to Rule 462 of the Securities Act of 1933, as amended, and any amendments thereto and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.

        Signatures                        Title                       Date
        ----------                        -----                       ----


By:            *                Chief Executive Officer         January 20, 2004
    -------------------------   and Chairman of the
    Jeffrey L. Parker           Board (Principal Executive
                                Officer)


By:            *                President and Director          January 20, 2004
    -------------------------
    William A. Hightower


By:            *                President, Video Business       January 20, 2004
    -------------------------   Unit and Director
    Todd Parker


By:            *                Chief Technical Officer         January 20, 2004
    -------------------------   and Director
    David F. Sorrells


By:            *                Secretary and Treasurer         January 20, 2004
    -------------------------
    Stacie Wilf


By:            *                Chief Accounting Officer        January 20, 2004
    -------------------------   (Principal Accounting
    Cynthia L. Poehlman         Officer)

By:            *                 Director                       January 20, 2004
    -------------------------
    Richard A. Kashnow


By:            *                Director                        January 20, 2004
    -------------------------
    William L. Sammons


By:            *                Director                        January 20, 2004
    -------------------------
    Papken S. Der Torossian


*    By Power of Attorney dated November 24, 2003


/s/ Jeffrey L. Parker
---------------------
Jeffrey L. Parker, Attorney-in-Fact
January 20, 2004